Exhibit 14.1

FlexShopper, Inc.

CODE OF ETHICS

FOR SENIOR FINANCIAL OFFICERS

Introduction

The honesty, integrity and sound judgment of the Senior Financial Officers of FlexShopper, Inc. (the “Company”) are essential to maintaining the success and reputation of the Company and to balancing and protecting the interests of the Company’s stakeholders. Accordingly, this Code of Ethics for Senior Financial Officers provides general guidelines for conducting the business of the Company in accordance with high standards of business conduct. It is designed to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information and compliance with applicable laws, rules and regulations.

This Code of Ethics applies to the Company’s executive officers (collectively, the “Senior Financial Officers”) and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

Standards of Conduct

The Senior Financial Officers of the Company are subject to the following standards of conduct. Each Senior Financial Officer will:

1.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

2.	Avoid conflicts of interest and report any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3.	Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

4.	Comply with applicable governmental laws, rules and regulations as well as the rules and regulations of any self-regulatory organizations of which the Company is a member;

5.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated; and

6.	Take reasonable measures to protect the confidentiality of non-public information about the Company and to prevent the unauthorized disclosure of such information unless such disclosure is required by applicable law or regulation or other legal or regulatory process.

Reporting Violations

Senior Financial Officers must promptly report any possible violation of this Code of Ethics, including transactions or relationships that reasonably could be expected to give rise to a violation, to the Board of Directors. The Company strictly prohibits any retaliation against a Senior Financial Officer who, in good faith, reports known or suspected violations. Senior Financial Officers may choose to remain anonymous in reporting any violations of this Code of Ethics.

Accountability and Adherence

The Board of Directors or a committee thereof will investigate any reported violations of this Code of Ethics and will determine appropriate disciplinary actions, up to and including termination of employment. Such disciplinary actions will be based on the facts and circumstances of each particular case and reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. Violations of this Code of Ethics may also constitute violations of law which may result in criminal or civil penalties.

Waivers or Amendments

Waivers of or amendments to this Code of Ethics must be approved by the Board of Directors or a committee thereof. Waivers will be granted on a case-by-case basis in the sole discretion of the Board of Directors or a committee thereof, and any such waiver or amendment shall be publicly disclosed as required by the Securities and Exchange Commission.

Conclusion

This Code of Ethics for Senior Financial Officers contains general guidelines for conducting the business of the Company in accordance with high standards of business conduct. Please contact Frank Matasavage with any questions about compliance with this Code. This Code of Ethics and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code of Ethics and the matters addressed herein, without prior notice, at any time.

Adopted March 26, 2105

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